UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 11, 2011

BioCryst Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-23186	62-1413174
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4505 Emperor Blvd., Suite 200, Durham, North Carolina 27703

(Address of Principal Executive Offices) (Zip Code)

(Registrant’s telephone number, including area code): (919) 859-1302

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On February 1, 2006, BioCryst Pharmaceuticals, Inc. (the “Company”) entered into an exclusive, royalty bearing Development and License Agreement with Mundipharma International Corporation Limited, a subsidiary of Mundipharma International Holdings Limited (“Mundipharma”) for the development and commercialization of forodesine, a purine nucleoside phosphorylase (“PNP”) inhibitor for use in the field of oncology (the “Original Agreement”). On November 11, 2011, the Company and Mundipharma amended and restated the Original Agreement by entering into an Amended and Restated License and Development Agreement (the “Amended and Restated Agreement”), which became effective on November 11, 2011.

Under the terms of the Amended and Restated Agreement, Mundipharma has worldwide rights to forodesine in the field of oncology. Mundipharma will control the development and commercialization of forodesine and assume all future development and commercialization costs. Mundipharma will also purchase from the Company certain drug substance for forodesine at a cost of approximately $1 million. The Amended and Restated Agreement provides for the possibility of future event payments totaling $15.0 million for achieving specified regulatory events for certain indications. In addition, the Amended and Restated Agreement provides that the Company will receive tiered royalties ranging from mid to high single-digit percentages of net product sales in each country where forodesine is sold by Mundipharma. These royalties are subject to downward adjustments based on the then-existing patent coverage and/or the availability of generic compounds in each country. Generally, all payments under the Amended and Restated Agreement are nonrefundable and non-creditable, but they are subject to audit. The Company licensed forodesine and other PNP inhibitors from Albert Einstein College of Medicine of Yeshiva University (“AECOM”) and Industrial Research, Ltd. (“IRL”) and will owe sublicense payments to these third parties based on the future event payments and royalties received by the Company from Mundipharma.

Mundipharma will also have a right of exclusive negotiations with the Company for a limited period of time if they initiate the negotiations for a specified backup PNP inhibitor. Otherwise, they will be able to participate in the same negotiations process the Company enters into with another company for the backup PNP inhibitor. The Amended and Restated Agreement will continue for the commercial life of the licensed products, but may be terminated by either party following an uncured material breach by the other party or in the event the pre-existing third party license with AECOM and IRL expires. It may be terminated by Mundipharma upon 60 days written notice without cause or under certain other conditions as specified in the Amended and Restated Agreement. If Mundipharma terminates the Amended and Restated Agreement, Mundipharma would no longer have any rights in forodesine and the rights would revert back to the Company; provided, however, that in the event the Company determines to subsequently use the data developed under the Amended and Restated Agreement for development and commercialization of forodesine in the field of oncology, then the Company would have to pay Mundipharma 150% of the cost of such data for such use. The Amended and Restated Agreement resolves all ongoing disputes between the parties and concludes the ongoing negotiations.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BioCryst Pharmaceuticals, Inc.

By:	/s/ Alane Barnes
Name:	Alane Barnes
Title:	General Counsel, Corporate Secretary

Dated: November 14, 2011